MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Trust & Agency Services department of Deutsche Bank National Trust Company (the “Company”) is responsible for assessing the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission to determine which criteria are applicable to the Company in respect of the servicing platform described below. Management has determined that the servicing criteria are applicable in regard to the servicing platform as of and for the period as follows:

Platform: Certain privately-issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) commercial mortgage-backed securities, issued on or after January 1, 2006, for which the Company provides certificate administrator, paying agent and custodian services, as defined in the transaction agreements (the “Platform”) (see Appendix A).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following criteria: 1122(d)(4)(iv) – 1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”). With respect to Applicable Servicing Criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(4)(iii) and 1122 (d)(4)(xv) there were no activities performed during the year ended December 31, 2024 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities.

Period: Year ended December 31, 2024 (the “Period”).

Management's interpretation of Applicable Servicing Criteria: The Company’s management has determined that servicing criterion 1122(d)(1)(iii) is applicable only with respect to its continuing obligation to act as, or locate a, successor servicer under the circumstances referred to in certain transaction agreements. It is management's interpretation that the Company has no other active back-up servicing responsibilities in regards to servicing criterion 1122(d)(1)(iii) as of and for the Period. The Company’s management has determined that servicing criterion 1122(d)(1)(v) is applicable only to the activities the Company performs related to the mathematically accurate aggregation of information received from servicers and the accurate conveyance of such information within reports to investors. The Company’s management has determined that servicing criterion 1122(d)(4)(iii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to report additions, removals or substitutions on reports to investors in accordance with the transaction agreements. The Company’s management has determined that servicing criterion 1122(d)(4)(xv) is applicable only if any external enhancement or other support identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:

•         The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.

•         The Company’s management has assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•         Based on such assessment, the Company has complied, in all material respects with the Applicable Servicing Criteria.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

DEUTSCHE BANK NATIONAL TRUST COMPANY

By: /s/ Matt Bowen

Name: Matt Bowen

Its: Managing Director

By: /s/ Christopher Corcoran

Name: Christopher Corcoran

Its: Director

By: /s/ Ronaldo Reyes

Name: Ronaldo Reyes

Its: Vice President

Dated: 21st March 2025

Appendix A

Mortgage-backed transactions and security constituting the platform - MBS deal

Deal ID	Deal Name	Series
DB2427	COMM 2024-277P	2024-277P